Exhibit 12(a)(1)

APPENDIX D

AMERISTOCK MUTUAL FUND, INC.

AMERISTOCK ETF TRUST

CODE OF ETHICS FOR

SENIOR FINANCIAL OFFICERS

I.	Introduction

The Board of Directors of the Ameristock Mutual Fund, Inc. (the “Fund”) and the Board of Trustees of Ameristock ETF Trust (the “Trust” and, together with the Fund, the “Companies”) have adopted this Code of Ethics for Senior Financial Officers (this “Code”) in connection with Item 2 of Form N-CSR, which implements Section 406 of the Sarbanes-Oxley Act of 2002 requiring disclosure concerning a code of ethics for senior financial officers.1 Accordingly, this Code is applicable to the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of each Company, all as set forth in Exhibit A to this Code (the “Covered Officers”) to deter wrongdoing and promote:

•	honest and ethical conduct, including the ethical handling of conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.[2]

[1]

Item 2 of Form N-CSR requires a registered management investment company to disclose annually whether, as of the end of the period covered by the report, it has adopted a code of ethics that applies to the registrant’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. If the registrant has not adopted such a code of ethics, it must explain why it has not done so. Under Item 2, the registrant must also: (1) file with the SEC a copy of the code as an exhibit to its annual report on Form N-CSR; (2) post the text of the code on its Internet website and disclose, in its most recent (annual or semi-annual) report on Form N-CSR, its Internet address and the fact that it has posted the code on its Internet website; or (3) undertake in its most recent report to provide to any person without charge, upon request, a copy of the code and explain the manner in which such request may be made.

[2]

Normally, Section 807 of the American Stock Exchange Company Guide requires a listed company to adopt a code of business conduct and ethics that is applicable to all directors, officers and employees of the company. However, Section 801(d) of such Company Guide exempts registered open-end investment companies from such requirement.

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II.	Covered Officers Should Act Honestly and Candidly

Each Covered Officer owes a duty to the Fund and/or the Trust to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Covered Officer must:

•	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Company’s policies;

•	observe both the form and spirit of laws, governmental rules and regulations, accounting standards and Company policies;

•	adhere to a high standard of business ethics; and

•	place the interests of the Fund and/or Trust before the Covered Officer’s own personal interests.

All activities of Covered Officers should be guided by and adhere to these fiduciary standards.

III.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Guiding Principles. A “conflict of interest” occurs when an individual’s private interest interferes with the interests of a Company. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. In addition, the Companies should be sensitive to situations that create apparent, not actual, conflicts of interest. Service to a Company should never be subordinated to personal gain and advantage.

Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and a Company that already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”) and/or the Investment Advisers Act of 1940. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Company because of their status as “affiliated persons” of the Company. Therefore, the existing statutory and regulatory prohibitions relating to conflicts of interest are deemed to be incorporated into this Code and any violation of such prohibitions will also be deemed a violation of the Code. Covered Officers must in all cases comply in all material respects with applicable statutes and regulations.

As to conflicts arising from or as a result of the contractual relationship between a Company and Ameristock Corporation (the “Investment Adviser”), the investment adviser for the Fund and each investment portfolio of the Trust, of which the Covered Officers are also officers or employees, it is recognized by the Board of Directors of the

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Fund and Board of Trustees of the Trust (together, the “Boards”) that, subject to the Investment Adviser’s fiduciary duties to each Company, the Covered Officers will, in the normal course of their duties (whether formally for a Company or for the Investment Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Investment Adviser and the Companies. The Boards recognize that the participation of the Covered Officers in such activities is inherent in the contractual relationship between a Company and the Investment Adviser and is consistent with the expectation of the Boards of the performance by the Covered Officers of their duties as officers of the Companies.

Each Covered Officer must:

•	avoid conflicts of interest wherever possible;

•	handle any actual or apparent conflict of interest ethically;

•

not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by a Company whereby the Covered Officer would benefit personally to the detriment of the Company;

•	not cause a Company to take action, or fail to take action, for the personal benefit of the Covered Officer rather than for the benefit such Company;

•	not use knowledge of portfolio transactions made or contemplated for a Company to profit or cause others to profit, by the market effect of such transactions;

•

discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the appropriate person or entity designated below in Section VI (the “Designated Person”);

•	report at least annually all such affiliations or other relationships related to conflicts of interest of the nature requested on the Companies’ Directors/Trustees and Officers Questionnaire.

Those conflict of interest situations that should always be discussed with the appropriate Designated Person, if material, include the following: 3

•	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with a Company;

•	service as a director on the board of any public or private company;

•	the receipt of any gifts in connection with the performance of his or her duties for a Company except those of de minimis value;

•	the receipt of any entertainment from any company with which a Company has current or prospective business dealings unless such entertainment is business

[3]

Any activity or relationship that would present a conflict for a Covered Officer if the Covered Officer directly engaged in the activity or had the relationship likely would also present a conflict for the Covered Officer if a member of the Covered Officer’s family engaged in the activity or had the relationship.

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related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	being in the position of supervising, reviewing or having any influence on the job evaluation, compensation or benefits of any immediate family member;

•

any ownership interest in, or any consulting or employment relationship with, any of a Company’s service providers, other than ownership interests in and relationships with the Investment Adviser by employees or officers of the Investment Adviser;

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

IV.	Disclosure

Each Covered Officer is required to be familiar, and comply, with each Company’s disclosure controls and procedures so that the Company’s reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each Covered Officer having direct or supervisory authority regarding these SEC filings or a Company’s other public communications should, to the extent appropriate within his area of responsibility, consult with the Companies’ other officers, employees and service providers and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each Covered Officer must:

•	familiarize himself with the disclosure requirements applicable to each Company as well as the business and financial operations of each Company; and

•

not knowingly misrepresent, or cause others to misrepresent, facts about a Company to others, whether within or outside the Company, including to the Company’s internal auditors, independent Directors/Trustees, independent auditors, and to governmental regulators and self-regulatory organizations.

V.	Compliance

It is each Company’s policy to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Covered Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.

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VI. Reporting and Accountability

Each Covered Officer must:

•	upon receipt of the Code, sign and submit to the Designated Person an acknowledgement stating that he has received, read and understands the Code.

•	annually thereafter submit a form to the Designated Person confirming that he has received, read and understands the Code and has complied with the requirements of the Code.

•	not retaliate against any employee or other Covered Officer for reports of potential violations that are made in good faith.

•	notify the appropriate Designated Person promptly if he becomes aware of any existing or potential violation of this Code. Failure to do so is itself a violation of this Code.

In general, the Designated Person is the President of the Companies. However, in matters involving the President, including where the President must discuss a transaction or activity in which he may be subject to a conflict of interest, or where a violation is being reported with respect to conduct in which the President was involved, the Designated Person is the Audit Committee of the Board of Directors or Trustees of the appropriate Company. Except as described otherwise below, the Designated Person is responsible for applying this Code to specific situations in which questions are presented to such Designated Person and has the authority to interpret this Code in any particular situation. The Designated Person shall take all action he or it considers appropriate to investigate any actual or potential violations reported to him or it.

When acting as the Designated Person, the President is authorized to consult, as appropriate, with the Audit Committee or counsel to the Companies, and is encouraged to do so. The Audit Committee, when it is acting as the Designated Person or has been consulted by the President, is authorized to consult with counsel for the Companies or counsel for the independent Directors/Trustees.

The Audit Committee is responsible for granting waivers from the requirements of this Code and determining sanctions for violations, as appropriate.4

VII. Other Policies and Procedures

The Companies, the Investment Adviser and the distributor of the Companies have adopted codes of ethics under Rule 17j-1 of the 1940 Act. In addition, the Companies and the Investment Adviser have adopted other policies and procedures addressing various matters relating to the operation of the Companies. These other

[4]

Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed in such Form, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

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codes, policies and procedures generally apply to others in addition to the Covered Officers, and are not part of this Code. Violations of such other codes, policies and procedures therefore do not constitute violations of this Code, except to the extent the conduct resulting in such violation was engaged in by a Covered Officer and is independently subject to this Code.

VIII. Amendments

This Code may not be amended with respect to a Company except in written form, which is specifically approved by a majority vote of the Company’s Board of Directors or Trustees, including a majority of independent Directors/Trustees.

IX. Confidentiality

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than appropriate officers of a Company or its Investment Adviser, the Directors or Trustees of a Company, or counsel to a Company or its independent Directors/Trustees.

X. Internal Use

The Code is intended solely for the internal use by the Companies and does not constitute an admission, by or on behalf of a Company, as to any fact, circumstance, or legal conclusion.

Date: August 24, 2007

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Exhibit A

Persons Covered by this Code of Business Conduct and Ethics

Name	Office

Nicholas D. Gerber	President, Treasurer & Chief Legal Officer

Howard Mah	Secretary & Chief Compliance Officer

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Exhibit 12(a)(1)

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